Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-202311

Issuer Free Writing Prospectus, dated May 16, 2016

The Boeing Company

$400,000,000 1.875% Senior Notes due 2023

Summary of Final Terms

Dated May 16, 2016

Issuer	The Boeing Company

Principal Amount	$400,000,000

Trade Date	May 16, 2016

Settlement Date (T+2)	May 18, 2016

Maturity Date	June 15, 2023

Treasury Benchmark	1.625% due April 30, 2023

Treasury Price / Yield	100-15+ / 1.551%

Spread to Treasury	+55 bps

Reoffer Yield	2.101%

Price to Public [1]	98.521%

Gross Fee Spread	0.400%

Coupon (Interest Rate)	1.875%

Interest Payment Dates	June 15 and December 15

First Interest Payment Date	December 15, 2016

Call Provision	MWC @ T + 10 bps at any time prior to April 15, 2023 (2 months prior to maturity); par call at any time on or after April 15, 2023

CUSIP / ISIN	097023 BQ7 / US097023BQ73

Joint Book-Running Managers

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

Barclays Capital Inc.

Wells Fargo Securities, LLC

Credit Agricole Securities (USA) Inc.

Santander Investment Securities Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers	BBVA Securities Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Commerz Markets LLC Standard Chartered Bank [2]

Junior Co-Managers

Blaylock Beal Van, LLC

CastleOak Securities

CAVU Securities, LLC

Great Pacific Securities

Guzman & Company

Lebenthal & Co., LLC

Loop Capital Markets LLC

Siebert Brandford Shank & Co., L.L.C.

The Williams Capital Group, L.P.

Notes:

1	Plus accrued interest, if any, from May 18, 2016.
2	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at
1-800-294-1322 or dg.prospectus_requests@baml.com or Barclays Capital Inc. toll-free at 1-888-603-5847 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.

$400,000,000 2.250% Senior Notes due 2026

Summary of Final Terms

Dated May 16, 2016

Issuer	The Boeing Company

Principal Amount	$400,000,000

Trade Date	May 16, 2016

Settlement Date (T+2)	May 18, 2016

Maturity Date	June 15, 2026

Treasury Benchmark	1.625% due May 15, 2026

Treasury Price / Yield	98-26+ / 1.753%

Spread to Treasury	+62.5 bps

Reoffer Yield	2.378%

Price to Public [1]	98.858%

Gross Fee Spread	0.450%

Coupon (Interest Rate)	2.250%

Interest Payment Dates	June 15 and December 15

First Interest Payment Date	December 15, 2016

Call Provision	MWC @ T + 10 bps at any time prior to March 15, 2026 (3 months prior to maturity); par call at any time on or after March 15, 2026

CUSIP / ISIN	097023 BR5 / US097023BR56

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. RBC Capital Markets, LLC

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Santander Investment Securities Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Commerz Markets LLC Standard Chartered Bank [2]

Junior Co-Managers	Apto Partners, LLC Divine Capital Markets Lebenthal & Co., LLC Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc. Telsey Advisory Group The Williams Capital Group, L.P.

Notes:

1	Plus accrued interest, if any, from May 18, 2016.
2	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at

1-800-294-1322 or dg.prospectus_requests@baml.com or Goldman, Sachs & Co. toll-free at 1-866-471-2526 or

prospectus-ny@ny.email.gs.com or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or prospectus@morganstanley.com.

$400,000,000 3.375% Senior Notes due 2046

Summary of Final Terms

Dated May 16, 2016

Issuer	The Boeing Company

Principal Amount	$400,000,000

Trade Date	May 16, 2016

Settlement Date (T+2)	May 18, 2016

Maturity Date	June 15, 2046

Treasury Benchmark	2.500% due February 15, 2046

Treasury Price / Yield	97-28 / 2.603%

Spread to Treasury	+95 bps

Reoffer Yield	3.553%

Price to Public [1]	96.725%

Gross Fee Spread	0.875%

Coupon (Interest Rate)	3.375%

Interest Payment Dates	June 15 and December 15

First Interest Payment Date	December 15, 2016

Call Provision	MWC @ T + 15 bps at any time prior to December 15, 2045 (6 months prior to maturity); par call at any time on or after December 15, 2045

CUSIP / ISIN	097023 BS3 / US097023BS30

Joint Book-Running Managers

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC Santander Investment Securities Inc. SG Americas Securities, LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Commerz Markets LLC Standard Chartered Bank [2]

Junior Co-Managers	Academy Securities, Inc. Drexel Hamilton, LLC Lebenthal & Co., LLC Loop Capital Markets LLC Mischler Financial Group, Inc. The Williams Capital Group, L.P.

Notes:

1	Plus accrued interest, if any, from May 18, 2016.
2	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at
1-800-294-1322 or dg.prospectus_requests@baml.com or Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC at 1-212-834-4533.